Exhibit 11.01

Code of Ethics

A Message From The President

The publication and distribution of this “code of ethics and professional conduct” is aimed at providing company employees at all levels with a guide to basic values, ethical behaviour and attitudes, which all staff are urged to adopt and follow in their day-to-day duties throughout the working day. With this, we are seeking to maintain and strengthen the institutional image of Perdigão, and to achieve our Vision and Mission at the very highest levels of ethics.

Our vision of being the “best food company in Latin America with a strong global presence” calls for a management team that is ready to work as a closely linked unit, constantly learning, flexible and skilled in taking rapid decisions.

It is my wish that the information contained in this booklet will be adopted by Perdigão staff at all levels, promoting honesty, loyalty and, above all, a pleasant working environment.

Only through the observation of ethic principles can we achieve professional fulfilment and company success, consequently, failure to abide by the “code of ethics and professional conduct” will not be tolerated of any employee at any level, since non-compliance of the code would conflict with and jeopardize company objectives.

Nildemar Secches

Director-President

CONTENTS

OBJECTIVES

COVERAGE

ETHIC PRINCIPLES

GUIDE TO WORKING RELATIONSHIPS

Employees

Unions

Shareholders, potential investors and analysts

Customers

Suppliers and service providers

Communities

Press

The environment

Alcohol and drugs

Work safety

Political activities

Privacy and confidentiality

GUIDE TO CONFLICTS OF INTEREST

Staff responsibilities

Gifts and presents

Donations and sponsors

Negotiation of Perdigão shares

Company accounting books

ACCUSATIONS AND COMPLAINTS

OBJECTIVE

This code of ethics establishes the values and directives that will influence decisions and attitudes of Perdigão employees in the carrying out of their responsibilities.

COVERAGE

This code of ethics is aimed at all directors, managers, coordinators and other Perdigão employees, as well as other parties involved with the company, such as suppliers, customers, partners, shareholders and service providers.

ETHIC PRINCIPLES

Perdigão is certain that in order to achieve company objectives, it should act in an honest, fair and transparent manner with its employees, shareholders, customers, investors, suppliers, service providers, government, and society at large, in addition to carrying out its social duty in a responsible manner.

The basic values which will influence decisions and attitudes at Perdigão are rooted in dignity, liberty, integrity, loyalty and justice.

Perdigão is wholly committed to the quality of life and development of its employees, the excellence of its products and services offered, and to a healthy participation in the communities in which it operates.

Perdigão will not tolerate any attitude guided by prejudice related to race, birthplace, religion, political beliefs, gender, handicap of any form, among others, in the contracting and promoting of its staff, who should meet the technical requirements and profile of the position, promoting a working environment which respects the dignity of its entire staff, fostering professional growth free of discrimination of any type. Additionally, sexual harassment or moral constraint of any form between colleagues is impermissible, irrespective of rank.

Failure to observe the directives described in this code of ethics will lead to disciplinary action, possibly even to dismissal.

GUIDE TO WORKING RELATIONSHIPS

Employees

Perdigão’s relationship with its employees is based on respect and compliance with the legislation in force, contracts, agreements or collective conventions and internal standards. Factors considered fair when considering the admission or promotion of staff are levels of technical expertise, professional experience and the capacity to work in groups. It is absolutely inadmissible to discriminate against religious creed, birthplace, race, gender, or age, among others. Nevertheless, the company does not allow staff to employ relatives (direct descendants or ascendants, siblings, uncles or aunts, cousins, nieces or nephews, or spouses) to work directly or indirectly in the same line of command.

Perdigão does not admit minors of below 18 years of age to carry out manual labour tasks. However, technical and administrative areas may admit minors between the ages of 14 and 16 years, in conjunction with their normal schooling, on an apprenticeship basis, in keeping with federal legislature.

Aggressive conduct leading to an environment marred by intimidation or ill feeling, such as sexual harassment, or attitudes, insinuations or acts of a bullying nature, which compromise the mental or physical dignity or integrity of others will not be tolerated.

The use of electronic means, such as e-mail and the internet, to archive or send unsolicited or junk mail, correspondence or files irrelevant to or unconnected with work activities, especially those with an immoral or inane content will also not be tolerated.

Unions

Perdigão recognises the need for the harmonization of capital and work, strengthened by the process of union negotiation, where the trade union, legitimated by its representatives, is able to reconcile interests in an authentic manner with autonomy and liberty.

In addition to communication with the unions, the company will maintain close direct contact with employees, bearing in mind the need for constant improvement in working relations.

In this sense, and guided by basic assumptions of harmony among working relationships, retaliations which discriminate against union ideologies will not be permitted, except for matters considered to be against the desired equilibrium.

Shareholders, potential investors and analysts

We are committed to a course of action which will bring a fitting return for our shareholders and investors in terms of dividends and share price, in order that we may continue with our plans for sustained growth while maintaining competitiveness.

Our relationship with shareholders, investors and analysts is based on transparent communication, precise and timely; allowing access to all relevant information simultaneously, conducted by specially designated and authorized administrators and employees, as laid down in the document in force; “Policy for the negotiation of shares and declaration of relevant information”.

Customers

The customers are the cornerstone for growth and the continuation of our business; therefore we must anticipate and satisfy their requirements, exceeding expectations in terms of agility, reliability and technological innovation.

Perdigão is fully committed to its customers, to the development of new products and to production; seeking out the highest standards of quality and the lowest costs when compared to our competitors.

Suppliers and service providers

Perdigão’s relationship with its suppliers of materials and other consumables, and service providers demands transparency and honesty during the buying process; prices, quality of the materials, and services to be obtained all need to be carefully considered.

When selecting suppliers, they must be chosen on an impartial basis after considering the technical factors, and no special treatment or priority should be given; such that our relationships are conducted in accordance with ethical business principles.

The receiving of commission, presents and privileges upon the procurement of materials and services can lead to conflicts of interest, compromising the employee’s standing with the supplier in question, and jeopardizing the Perdigão company image. Consequently, such gains are strictly forbidden in all areas. The only exception to this rule are small gifts of a nominal monetary value, especially common in marketing relations, in accordance with the criteria laid down in the chapter “gifts and presents”.

Trips and free gifts offered by suppliers, service providers, or customers which directly benefit the company may be accepted with prior authorization from a director.

Communities

Perdigão company activities must be developed in total harmony with the communities in which they operate, interacting in a purely professional (non-paternalistic) manner, supporting the socioeconomic development of these regions.

Perdigão, acting as an agent of social development in the communities in which it operates, freely encourages the voluntary participation of all of its employees in social and cultural projects, and activities which promote good citizenship.

The press

All company information which is to be divulged to the press should be precise and transparent, in accordance with ethic principles and conforming to current legislation. It must only be furnished by specially designated and authorized staff, in order to maintain confident and trusting relations with the various media, and a positive image of the company in the eye of the public.

The environment

Perdigão is committed to the preservation of the environment and to improving the quality of life of its staff, integrated partners and the communities in which it operates. To achieve improvements and guarantee an ecologically balanced environment for future generations, all of the productive processes at the plants and of the integrated partners are constantly under review and are consistently being updated to meet, and in most cases, exceed, current environmental legislation.

Alcohol and drugs

The consumption, sale or possession of alcoholic beverages or non-prescribed drugs during working hours renders the employee or contractor temporarily unfit to carry out any activity whatsoever on Perdigão premises. It is strictly forbidden for anyone who is under the influence of these substances to be on the company premises at any time.

The consumption, distribution, or possession of certain drugs and substances is prohibited by law and subject to criminal penalties thereof, and as such, will not be tolerated on company premises.

Work safety

Safety is the responsibility of all employees, contractors, or service providers. The correct use of safety equipment, constant and careful attention, and a permanent attitude towards avoiding accidents greatly reduces the risks and helps to save lives and prevent injury.

No task whatsoever should be attempted under conditions of risk. Everyone is to be aware of injury prevention methods, laid down in the company health and safety rules and in contracts formed with contractors and service providers, and practice them systematically during working hours.

The reporting of unsafe conditions or practices and accidents, as well as minor incidents, is a matter of routine obligation for everyone.

Political activities

Perdigão is not opposed to its staff running for election for political posts. However, for a period of sixty days prior to the ballot they should refrain from all of their normal duties at the company, and must not campaign for support in the vicinity of the company, take advantage of their position within the company, or use the company name to canvass for support.

Access to company premises will only be given with prior authorization from a member of staff at board level, irrespective of whether the candidate is a company employee or not, and regardless of the political post under dispute.

Privacy and confidentiality

The private life of an individual is entirely his or her own, and as long as it does not interfere with or detract from the individual’s performance whilst carrying out his or her function at Perdigão, is of no interest to the company. Everyone is therefore guaranteed privacy and confidentiality, and gossip and undue public exposure should be avoided at all times.

GUIDE TO CONFLICTS OF INTEREST

Duties and responsibilities of all staff

Perdigão expects that all of its employees will dedicate themselves fully to the job and direct the maximum of effort towards the company’s best interests, display honesty and good faith when carrying out negotiations on behalf of the organization, and maintain confidential facts and information secret. A conflict of interests will always occur when an employee engages in any activity whatsoever which is incompatible with the interests of the company, compromising his or her loyalty to the company.

The following is a list of activities or conduct deemed non-acceptable, which could lead to dismissal of the employee or rescission of service contract:

•                  The carrying out of parallel activities which interrupt the employee’s working hours or compromise his or her performance at Perdigão.

•                  Participating as owner, partner, or director of companies which maintain commercial relations with Perdigão.

•                  Using Perdigão staff, goods or services for personal benefit, or to benefit others.

•                  Contracting service providers to achieve personal ends, or showing favouritism when making purchasing decisions

•                  Soliciting backing from suppliers for improvements in recreational areas, or sporting events and parties, except for special events and conditions previously approved at board level.

•                  Using privileged information, or job prestige for personal benefit, or to benefit others.

•                  Receiving presents, holiday trips, or benefits from suppliers and service providers or customers, except those which fall within limits stipulated in the section ”gifts and presents”.

•                  Disclosing unauthorized information.

•                  Using equipment and information resources, electronic mail services, or the internet for non-authorized means.

•                  Using pirate software on company premises.

•                  Aggressive conduct which causes intimidation to subordinates or other people within the company, such as offensive language, discrimination and sexual harassment or moral constraint.

Gifts and presents

Perdigão expects that gifts and presents be refused when offered to employees whose decision regarding the donor could be influenced by the receipt thereof, or when the item in question exceeds the value of R$200,00.

Gifts that are distributed freely, bearing a company or marketing logo and consequently of no commercial value, can be accepted.

Donations and sponsors

Perdigão encourages and supports projects which involve trustworthy private individuals and competent organizations that are committed to social responsibilities, and are immune to any kind of discrimination. These projects and events must be integrated with institutional and market interests and should cause the corporate image of the company to appreciate among the communities in which it operates.

Negotiation of Perdigão shares

It is the responsibility of all those involved – title members and deputies of the company administration and fiscal counsels, external auditors, service providers, shareholders, and directors and managers, to protect and maintain secret all relevant information which Perdigão has not yet divulged to the market, as well as not to disclose such information, or use it for personal gain, or to benefit others.

The negotiation of company shares by any of the above-mentioned persons in possession of undisclosed information which would affect the market value of the shares constitutes a breach of this policy.

The negotiation of company shares is prohibited in the following cases:

•                  Prior to the disclosure to the market of any relevant act or fact relating to company business by the company itself, controlling shareholders, direct or indirect, directors, members of administrative and fiscal counsels and of any other technical consulting function, created by statutory order, or by whoever such that by virtue of his or her function or position within the company, should come into possession of information concerning the act or fact. For example: knowledge of company forecasts and profit figures prior to their release.

•                  Within the period 15 days prior to the disclosure of company quarterly results (itr) and annual results (dpf and ian).

Company accounting books

Perdigão maintains its accounting records precise, complete and true. They are recorded with a considerable level of detail, and duly published in the official books and supported by adequate documentation, in accordance with internal company policy, applicable legislation, and generally accepted accounting principles, in such a way as to allow the preparation of reliable financial representations.

All assumed commitments and payments are effected only with previous authorization from an appropriate source of approval. Similarly, the records must be maintained only by duly authorized users, and cancelling of the password which prohibits access to the SAP R/3 system by unauthorized users is categorically prohibited.

ACCUSATIONS AND COMPLAINTS

Perdigão does not encourage accusations. They must only be made when the employee is in possession of concrete evidence that somebody is benefiting from the loss of others, or indeed, the company.

Violation of the ethic principles and guidelines can be taken up directly with the Director-President (0__11.3718.5327 or with Audit Management (0_49.533.9051 or 0_11.3718.5440). Complete anonymity of the employee is guaranteed and all cases are dealt with on a strictly confidential basis. Retaliations or castigation of staff or contractors who make accusations will not be tolerated.

Approval and validity

This code of ethics has been approved by the Administration Counsel in their meeting of 17 December 2002 and takes effect immediately. All other norms and regulations established by the company will remain in force.

CODE OF ETHICS AGREEMENT

I declare that I have received a copy of the “Code of ethics and professional conduct” and do hereby agree to abide by the code, advise my subordinates and strive for total and constant observation of the guidelines and ethical principles which orientate our internal and external working relationships.

Name:

Position:

Department:

Location:

Date:

Signed:

CODE OF ETHICS AGREEMENT

I declare that I have received and read a copy of the “Code of ethics and professional conduct” and do hereby agree to abide by the code and strive for total and constant observation of the guidelines and ethical principles which orientate our internal and external working relationships.

Name:

Position:

Department:

Location:

Date:

Signed: